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            [LETTERHEAD OF SNELL & WILMER LAW OFFICES APPEARS HERE]

                                                                     Exhibit 5.1

                                 August 1, 1996


EVANS & SUTHERLAND COMPUTER CORPORATION
600 Komas Drive
Salt Lake City, Utah  84108

Ladies and Gentlemen:

     Reference is made to your proposed registration and offering of up to 59,686 shares of Common Stock of Evans & Sutherland Computer Corporation, as contemplated by the prospectus contained in the Registration Statement (the "Registration Statement") on Form S-3 to be filed by you on July 22, 1996, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents, as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.

     Based on the foregoing, and without further inquiry, it is our opinion that the 59,686 shares of Common Stock described in the Registration Statement were validly issued, fully paid and non-assessable at the time of issuance.

     Consent is hereby given to the use of this opinion as part of the Registration Statement referred to above and to the use of our name wherever it appears in said Registration Statement and the related prospectus.

                                 Very truly yours,

                                 SNELL & WILMER L.L.P.

                                 /s/ Snell & Wilmer L.L.P.